SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2007

LION, Inc.

(Exact name of registrant as specified in its charter)

Washington	0-25159	91-2094375
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

4700-42nd Ave. SW, Suite 430 Seattle, WA		98116
(Address of principal executive offices)		(Zip code)

Registrant’s telephone, including area code (206) 577-1440

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a)           On June 29, 2007, the board members of LION, Inc. received a letter of resignation by email from director Sam Ringer. Sam Ringer had recently solicited proxies as part of a group known as the Lion Shareholder Committee (“Committee”) to replace four of LION’s six incumbent directors. On June 27, 2007, LION announced that the final report of IVS Associates, Inc., the independent Inspector of Election for LION’s 2007 Annual Meeting of Shareowners, had confirmed that all six incumbent directors were re-elected to the Board of Directors, including Mr. Ringer. Mr. Ringer’s resignation was tendered at the request of the Chairman of the board of directors.

The Company believes, and the resignation letter notes, that director Ringer resigned based on the results of the recent election contest and his disagreements with the other board members regarding who should provide executive direction to the Company. Mr. Ringer indicated that he believed his efforts to bring new management to LION would go unheeded by the rest of the board. In his resignation letter, Mr. Ringer also commented on management’s proxy materials and stated his belief that it misrepresented his reasons for asking the shareholders for their proxies and certain key facts concerning Mr. Ringer’s history at LION. In particular, Mr. Ringer disagrees with the statement made that he promised to deliver a strategic plan to the Board in 2005. Rather, he stated that he made this promise only on the condition that he be named CEO. The Company agrees that director Ringer was never charged with developing a strategic plan for LION in 2005.

Although the letter does not further state the nature of the disagreement, the Company believes the disagreement with director Ringer also involves the strategic balance of product development versus cash flow and the nature of proposed expense reductions. Director Ringer has recently advocated a different cost control strategy involving reductions in salaries and certain operational expenditures. The Company and other directors concur in Mr. Ringer’s assessment that lower operational expenditures, and a potentially lower growth rate, would likely result in earlier positive cash generation, and have implemented a plan designed to reduce costs dramatically, as disclosed in LION’s Form 10-QSB for the quarter ended March 31, 2007. The other directors, however, believe that completing LION’s current product development cycle is needed to ensure the Company’s long term value, and that this objective can be sustained while also implementing its current expense reduction plan designed to reach positive operating cash flow later this year.

Director Ringer currently does not serve on any committees of the Board. Effective with Mr. Ringer’s resignation, the size of LION’s board of directors was reduced from 6 directors to 5 directors. The board of directors has no immediate plans to appoint a replacement for Mr. Ringer.

A copy of the letter from Mr. Ringer is attached as Exhibit 17.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.
Exhibit No.	Description
17.1	Letter, dated June 29, 2007, from Sam Ringer to the Board of Directors of LION, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LION, Inc.

(Registrant)

Date: July 5, 2007	By:	/s/ David Stedman

David Stedman Interim Chief Executive Officer